Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY CAFETERIAS, INC.
SUCCESSFULLY COMPLETES NEW CREDIT FACILITY

BATON ROUGE, Louisiana (December 13, 2001) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) announced today that it completed a three-year, $20 million senior credit facility with Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE:WFC). Approximately $11 million of the senior credit facility will be used to support commercial letters of credit, and the remainder will be available to provide working capital and for other corporate purposes. The new senior credit facility matures in December 2004 and replaces a smaller $14.4 million senior credit facility with commercial banks. The Company has no outstanding borrowings under the new facility.

For its second quarter ending December 31, 2001, the Company expects to record extraordinary charges of approximately $0.5 million for the unamortized financing cost of the replaced senior credit facility.

Mark Mestayer, Chief Financial Officer, stated, "Compared with the working capital facility we replaced, the new facility substantially improves our liquidity by increasing our borrowing availability, extends the maturity to December 2004, and provides a financial covenant package that better accommodates our strategic business plan. We expect that our operating cash flow, together with the borrowing availability of this facility, will be sufficient to meet our anticipated operating and cash flow needs for the foreseeable future."

Piccadilly currently operates 215 cafeterias, located primarily in the southeastern and mid-Atlantic regions of the United States. For more information, visit the Company's website at www.piccadilly.com.

Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies throughout North America. In addition, Foothill Capital has successfully completed financings for many innovative, "non-traditional" secured lending transactions. Foothill Capital is a subsidiary of Wells Fargo & Company, a $298 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the Internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally. For more information, visit Foothill Capital on the Internet at www.foothillcapital.com.

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures, or disposition of impaired units, involve risks and uncertainties relative to return expectations, and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which could cause actual results to differ from present plans or expectations, and such differences could be material.